Filed pursuant to 424(b)(3)

Registration Statement No. 333-290268

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated September 30, 2025)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 22,590,361 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Form F-1, dated September 30, 2025 (the “Prospectus”), relating to the resale, from time to time of up to an aggregate of 22,590,361 ordinary shares of the Company, $0.000000000000287 par value per share (“Ordinary Shares”), by the selling stockholders named elsewhere in the Prospectus (“Selling Stockholder”). The Ordinary Shares included in the Prospectus consist of up to 22,590,361 that the Selling Stockholders may receive pursuant to the partial conversion of principal under convertible promissory notes in the aggregate principal amount of $15,000,000 held by such Selling Stockholders. The 22,590,361 Ordinary Shares is calculated based upon the floor price of $0.332 per share (“Floor Price”) as set forth in the convertible promissory note.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On November 3, 2025, the closing price of our Ordinary Shares was $1.77.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 17 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 4, 2025

Amendment to 2022 Incentive Equity Plan

SMX (Security Matters) Public Limited Company (the “Company”) further amended its 2022 Incentive Equity Plan, as amended (the “Incentive Plan”), to increase the number of authorized Ordinary Shares under the Incentive Plan from approximately 1,004,200 to 9,114,200 (the “Amendment”). As a Foreign Private Issuer, Nasdaq Rule 5615(a)(3) allows the Company to rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d) and, accordingly, the Company so elected to approve the Amendment without stockholder approval. Thereafter, the Company granted an aggregate of 6,160,000 restricted stock units and 1,950,000 stock options to its executive officers and directors, and to certain consultants, employees and advisors to the Company.

Annual General Meeting

An Annual General Meeting of Shareholders (the “Meeting”) of the Company, will be held on Monday, November 24, 2025, at 10:00 a.m. (Eastern time) and 3:00 p.m. (Irish time), at Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. The Company has distributed a Notice and Proxy Statement and a proxy card to all shareholders of record as of the close of business on October 24, 2025.